Exhibit 99.1

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.20 PER UNIT

Distribution 5% Higher Than First Quarter 2011

HOUSTON, April 18, 2012 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.20 ($4.80 annualized) payable on May 15, 2012, to unitholders of record as of April 30, 2012.  This represents a 5 percent increase over the first quarter 2011 cash distribution per unit of $1.14 ($4.56 annualized) and is up from $1.16 per unit ($4.64 annualized) for the fourth quarter of 2011.  KMP has increased the distribution 43 times since current management took over in February of 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a strong first quarter, as our stable and diversified assets continued to grow and produce incremental cash flow.  In total, our five business segments produced more than $1 billion in segment earnings before DD&A and certain items, an increase of 17 percent over the first quarter of 2011, led by strong results at our CO2 and Natural Gas Pipelines businesses.  Looking ahead, we believe there are multiple growth opportunities across our businesses related to the natural gas shale plays, growing CO2 needs in West Texas for enhanced oil recovery, increasing demand for export coal, and additional infrastructure requirements to transport products from the Canadian oilsands and to move and store natural gas liquids.  With our large footprint of assets in North America, KMP is well positioned for future growth.”
KMP reported first quarter distributable cash flow before certain items of $462 million, up 21 percent from $382 million for the comparable period in 2011.  Distributable cash flow per unit before certain items was $1.37 compared to $1.21 for the first quarter last year.  First quarter net income before certain items was $534 million compared to $424 million for the same period in 2011.  Including certain items, net income was $208 million compared to $341 million for the first quarter last year.  Certain items for the first quarter totaled a net loss of $326 million versus a net loss of $83 million for the same period last year.  Almost all of the certain items in the
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current quarter are attributed to the re-measurement of discontinued operations to fair value related to the assets to be divested in order to obtain Federal Trade Commission approval for Kinder Morgan, Inc.’s proposed acquisition of El Paso Corporation.
Overview of Business Segments
The Products Pipelines business produced first quarter segment earnings before DD&A and certain items of $176 million versus $180 million for the comparable period in 2011.  This segment currently is on track to meet its published annual budget of 6 percent growth.
“Highlights in the first quarter included good results at our Southeast and West Coast Terminals, reflecting higher contract revenues and new tanks coming online at the Carson, Calif., facility, as well as increased earnings from Plantation due to higher tariffs,” Kinder said.  “First quarter segment earnings were impacted by lower FERC rates and military volumes on our Pacific system, and a decrease in volumes on CALNEV.  Looking ahead, construction of our crude and condensate pipeline, which will transport product from the Eagle Ford Shale in south Texas to the Houston Ship Channel, is nearing completion and is expected to begin service in May.”
Total refined products volumes decreased 1.6 percent compared to the first quarter of 2011.  The Pacific system was up slightly compared to the same period last year, with volume growth in both Arizona and northern California.  Overall segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were down 0.8 percent compared to first quarter of 2011, with a significant downturn on CALNEV due to a competing pipeline from Salt Lake City that began service this quarter.  Excluding Plantation, which was impacted by production issues at a refinery, diesel volumes declined 2.6 percent versus the same period last year with lower volumes on CALNEV (competing pipeline) and on Central Florida where local power plant demand was satisfied by lower-priced natural gas.  Jet fuel volumes were up 4.7 percent compared to the first quarter last year, primarily reflecting an increase in commercial volumes at major airports the company serves in Phoenix, Las Vegas and Charlotte, and at Washington Reagan National.  NGL volumes increased by 12 percent compared to the first quarter of last year to 7.4 million barrels.
The Products Pipelines segment handled 7.3 million barrels of ethanol in the first quarter,
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flat with the same period a year ago.  Additionally, this segment once again realized significant growth in biodiesel barrels stored and blended and continues to make various asset investments across its operations to accommodate more biofuels.
The Natural Gas Pipelines business produced first quarter segment earnings before DD&A and certain items of $279 million, up 25 percent from $223 million for the comparable period in 2011, and is currently expected to finish the year slightly below its published annual budget of 19 percent growth.
“Growth in the first quarter compared to the same period last year was driven by our purchase of Petrohawk’s 50 percent interest in KinderHawk (effective July 1, 2011), improved earnings at the Fayetteville Express Pipeline (while full service began Jan. 1, 2011, contracts were still ramping up in the first quarter last year) and good results at Kinder Morgan Treating, which benefited from the SouthTex acquisition in December of 2011 and subsequent strong plant sales,” Kinder said.  The Texas intrastate pipeline system was impacted by lower sales margins, most of which was offset by strong transport volumes and higher storage revenues.
Overall segment transport volumes were up 4 percent in the first quarter versus the same period last year attributable to higher volumes on Fayetteville Express and solid transport volumes on the Texas intrastate pipeline system, due in part to Eagle Ford Gathering volumes.  Sales volumes on the Texas intrastates were up 11 percent compared to the first quarter of 2011.
The CO2 business produced first quarter segment earnings before DD&A and certain items of $337 million, up 31 percent from $258 million for the same period in 2011, and given current oil prices, is on track to meet its published annual budget of 26 percent growth.
“Growth in the first quarter compared to the same period last year was attributable primarily to higher oil prices, increased production at the Katz Field and higher NGL sales volumes,” Kinder said.  “CO2 production was basically flat compared to the first quarter of 2011, but as we have previously noted, strong demand for CO2 is creating significant expansion opportunities for us as is detailed in the other news section of this release.”
The Snyder Gasoline Plant set a third consecutive quarterly NGL production record, producing gross volumes of 17.6 thousand barrels per day (MBbl/d), up almost 9 percent from 16.2 MBbl/d for the first quarter of 2011.  February was also a record month at the facility, with NGL production of 18.4 MBbl/d.
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Oil production declined at the SACROC Unit compared to the first quarter of 2011 (26.9 MBbl/d versus 28.9 MBbl/d) and was below plan due to operational delays.  Redistribution of CO2 injection volumes and balancing of reservoir pressure is nearly complete and SACROC production is expected to be slightly ahead of plan for the rest of the year.  Production continued to be stable at the Yates Field for the first quarter (21.2 MBbl/d versus 21.9 MBbl/d) versus the same period last year and was above plan.  At the Katz Field, production continued to ramp up in the first quarter versus the comparable period a year ago (1.5 MBbl/d versus 0.2 MBbl/d), but was slightly below plan.  The average West Texas Intermediate (WTI) crude oil price for the first quarter was $102.86 per barrel compared to the approximately $94.00 per barrel that was assumed when the company developed its 2012 budget.
This segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel for the year, with all hedges allocated to oil, was $90.63 versus $68.78 for the first quarter of 2011.  The realized weighted average NGL price per barrel for the first quarter, allocating none of the hedges to NGLs, was $61.36 compared to $60.93 for the same period last year.
The Terminals business produced first quarter segment earnings before DD&A and certain items of $187 million, up 10 percent from $170 million for the comparable period in 2011, and is currently expected to meet or exceed its published annual budget of 8 percent growth.
Nearly 80 percent of the first quarter growth in this segment compared to the same period last year was driven by organic sources, with the remainder coming from acquisitions.  “Internal growth was led by strong export coal volumes across our network, led by record throughput at Pier IX in Virginia,” Kinder said.  “Coal volumes were up 5 percent compared to first quarter of 2011 due to strong export demand, which was offset somewhat by lower domestic volumes.  Liquids volumes also increased by 9 percent compared to the first quarter last year, attributable to increased tank capacity and throughput at the Carteret liquids terminal in New York Harbor and strong volumes on the Houston Ship Channel.”
Acquisitions that contributed to growth quarter over quarter included purchasing 50 percent of a crude oil terminal in Cushing, Okla. (February 2011), acquiring the Port Arthur,
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Texas, terminal (June 2011) that handles petcoke for the Total refinery, and making an additional equity investment in Watco Companies, which owns the largest privately held short line railroad company in the United States.
In the first quarter, this segment handled 17.9 million barrels of ethanol, up 14 percent from 15.7 million barrels for the comparable period last year.  Combined, the terminals and products pipelines business segments handled about 25.2 million barrels of ethanol compared to 23 million barrels in the first quarter of 2011.  KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced first quarter segment earnings before DD&A and certain items of $50 million, up 4 percent from $48 million for the same period in 2011, and currently is expected to finish the year slightly below its published annual budget of 1 percent growth.  On a distributable cash flow basis, however, this segment is expected to meet its plan.
“Growth in the first quarter compared to the same period last year was driven by the new toll agreement on the Trans Mountain pipeline system, increased domestic throughput on the Platte Pipeline and favorable book taxes,” Kinder said.  Trans Mountain volumes declined compared to first quarter of 2011 due to a regulator imposed pressure restriction that has now been lifted.
2012 Outlook
As previously announced, KMP expects to declare cash distributions of $4.98 per unit for 2012, an 8 percent increase over the $4.61 it distributed for 2011.  KMP expects to generate cash flow in excess of distributions of approximately $70 million, consistent with its budget.  Management expects KMP will invest approximately $1.9 billion in expansions (including contributions to joint ventures) and small acquisitions for 2012.  Over $490 million of the equity required for this investment program is expected to be funded by Kinder Morgan Management, LLC (NYSE: KMR) dividends.
KMP’s expectations assume an average WTI crude oil price of approximately $93.75 per barrel in 2012, which approximated the forward curve at the time the budget was prepared.  The overwhelming majority of cash generated by KMP’s assets is fee based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas
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liquids.  For 2012, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $6 million, or slightly over 0.1 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
KMR also expects to declare distributions of $4.98 per share for 2012.  The projections for KMP and KMR do not include any impact from the proposed acquisition of El Paso Corporation (NYSE: EP) by Kinder Morgan, Inc. (NYSE: KMI), which is expected to close in late May this year.
Impact of El Paso Corporation Acquisition on KMP
KMI reached an agreement with Federal Trade Commission (FTC) staff to divest certain KMP assets as a necessary step in order to receive regulatory approval of the transaction.  Subject to final FTC management and Commission approval, KMI has agreed to sell Kinder Morgan Interstate Gas Transmission, Trailblazer Pipeline Company, its Casper-Douglas natural gas processing and West Frenchie Draw treating facilities in Wyoming, and the company’s 50 percent interest in the Rockies Express Pipeline.  As previously announced, KMI plans to offer (drop down) EP assets to KMP to replace the divested assets.  The company expects to drop down all of Tennessee Gas Pipeline and a portion of El Paso Natural Gas contemporaneously with the close of KMP’s divestitures, which are expected to occur in the third quarter this year.  It is expected that the combination of the divestitures and the dropdowns will be neutral to KMP’s distribution per unit in 2012 and accretive thereafter.
Other News
Products Pipelines

•
KMP expects to complete construction of its approximately $220 million crude and condensate pipeline that will transport product from the Eagle Ford Shale in south Texas to the Houston Ship Channel this month.  The pipeline, which consists of almost 70 miles of new-build construction and 113 miles of converted natural gas pipeline, will have a capacity of approximately 300,000 barrels per day (bpd) and is scheduled for commissioning in May.

•
KMP will build a petroleum condensate processing facility near its Galena Park terminal on the Houston Ship Channel which, when combined with the crude and condensate pipeline, will provide customers with unparalleled connectivity to crude oil and clean products markets on the Texas Gulf Coast.  The cost of the facility is now projected to be approximately $190 million, with anticipated initial throughput capacity increasing to about 50,000 bpd.  The project is being supported by a fee-based contract with a major oil customer and the plant can be expanded up to 100,000 bpd.  The facility is expected to be in service in the first quarter of 2014.

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•
KMP remains on schedule to begin construction of the new, approximately $220 million Parkway Pipeline in mid summer pending the issuance of all applicable permits.  A joint venture with Valero, the 141-mile, 16-inch pipeline will transport gasoline and diesel from a refinery in Norco, La., to an existing petroleum transportation hub in Collins, Miss., which is owned by Plantation Pipe Line Company.  The pipeline will have an initial capacity of 110,000 bpd with the ability to expand to over 200,000 bpd and is projected to be in service by mid-year 2013.

•
KMP has secured long-term leases for all seven tanks that are part of the approximately $77 million expansion project at its Carson Terminal in California to increase storage capacity by 560,000 barrels for refined petroleum products.  The company continues to run ahead of the project’s construction schedule, with both the first two tanks that went into service last year and the remaining five tanks scheduled to begin service in late 2012 and early 2013.

•
Construction is now complete on the company’s $48 million expansion project which added a new pipeline connection and three new 150,000-barrel military jet fuel storage tanks at Travis Air Force Base in northern California.  The third tank began service in March of this year and the first two tanks came online last December.

•
Pending the receipt of final Canadian regulatory approvals, the Cochin Pipeline will begin transporting an ethane-propane mix from Iowa City, Iowa, to the International Boundary near Detroit, Mich., in May.  Cochin will then transport the mix to Windsor, Ontario, for eventual delivery to storage facilities in Sarnia, Ontario.  Cochin is expected to move about 13,000 bpd of the ethane-propane mix.

Natural Gas Pipelines

•
Eagle Ford Gathering, a joint venture between KMP and Copano Energy in South Texas, commenced flow to the Formosa Point Comfort processing plant in Jackson County on March 1.  The joint venture includes approximately 400 miles of pipelines (including its capacity rights on certain KMP pipelines) with capacity to gather and process over 700,000 MMBtu per day.  In related news, KMP has completed interconnects of its Kinder Morgan Tejas Pipeline to both the Formosa Point Comfort and the Williams Markham processing plants, which provide access to the residue gas supplies available at the tailgates of these facilities.

•
Effective April 1, KMP assumed operations of the West Clear Lake Storage Facility in southeast Houston, which had been leased to and operated by affiliates of Royal Dutch Shell under a long-term contract.  Approximately 50 billion cubic feet (Bcf) of new storage services, backstopped by the 85 Bcf of West Clear Lake working capacity, have been contracted by KMP under long-term agreements.  KMP has begun a project to increase injection capacity at the facility and enhance access to natural gas markets, which is expected to be in service by the second quarter of 2013.

•
KinderHawk Field Services placed into service a new treating facility in DeSoto Parish, La., where treated gas is delivered into the new ETC Tiger Pipeline.  KinderHawk also completed a 10-mile pipeline extension in Caddo County, La., which provides producers in the area with access to additional pipeline outlets at KinderHawk’s Plantation treating complex.

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•
Kinder Morgan Treating reports that sales orders executed by the company’s recently acquired SouthTex construction division have already exceeded budgeted projections for the full year due to strong demand for the company’s products from producers operating in the major rich gas and oil shale plays across the country.  SouthTex, which was acquired in December 2011, is a leading manufacturer, designer and fabricator of natural gas treating plants that remove CO2 and H2S, condensate stabilizers, dehydrators and other ancillary equipment.

•
KMP entered into a joint venture with Martin Midstream Partners to develop a multi-commodity rail terminal in Pecos, Texas.  The new terminal will serve the growing oil and natural gas industries in the Permian Basin and will offer a variety of services to producers including crude oil hauling, storage, transloading and marketing.  The joint venture will offer immediate NGL storage, takeaway, and fractionation services, and seek to develop natural gas and crude gathering and processing systems within the area.  The first stage of the terminal is expected to be completed and available for service in May.  The facility will be constructed and operated by a subsidiary of Watco Companies, in which KMP holds a preferred equity position.

CO2

•
There continues to be strong demand for CO2 for enhanced oil recovery projects in response to sustained higher oil prices.  As a result of this strong demand, KMP has entered into five new CO2 sales contracts that combined total more than 2 trillion cubic feet with aggregate daily contract quantities exceeding 440 million cubic feet per day (MMcfd) at their peak.  These volumes, the great majority of which are contracted by third parties, will support new and existing CO2 floods in the Permian Basin of West Texas and have a volume weighted average term of nearly 16 years.  One of the contracts includes transporting CO2 via the company’s 91-mile Eastern Shelf Pipeline to a project near the Katz Field.  This contract will commence in 2014 and is expected to increase CO2 transported via the pipeline to more than 130 MMcfd, which will require additional pump stations to bolster capacity.

•
To help meet increasing CO2 demand, KMP is also working on a previously announced $255 million expansion of its Doe Canyon Unit CO2 source field in southwestern Colorado to increase capacity from 105 MMcfd to 170 MMcfd.  The expansion will include installation of both primary and booster compression with construction beginning in the second quarter this year.  The primary compression is expected to be in service in the fourth quarter of 2013 and the booster compression is targeted to be complete in the second quarter of 2014.  The company also plans to drill 19 more wells during the next 10 years, which will increase production from 105 MMcfd to 170 MMcfd.

•
In January, Kinder Morgan closed on a transaction to acquire the St. Johns CO2 source field and related assets in Apache County, Ariz., and Catron County, N.M.  Expected CO2 production from St. Johns would be transported to the Permian Basin for use by customers in tertiary recovery.  Well testing and predevelopment activities are underway for this potential new source field.

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•
KMP activated additional patterns at its CO2 flood at the Katz Field in the Permian Basin bringing the total number of active patterns to 20.  The flood is part of an approximately $230 million project that is expected to unlock an incremental 25 million barrels of oil to be produced over the next 15 to 20 years at the Katz Field.

Terminals

KMP is experiencing strong demand for liquids storage capacity and coal exports in its terminal business.  The company currently has approximately $1.2 billion of approved major projects in this segment.  Approximately $700 million will be spent on two liquids projects (BOSTCO and Edmonton South noted below) and about $400 million is being invested to expand coal export facilities along the Gulf and East Coast, as there continues to be high demand for coal exports to China, India and Europe.

•
Tank construction on the BOSTCO Terminal on the Houston Ship Channel has commenced and the project is on target for initial start up in late 2013.  The project includes construction of 52 storage tanks that will have a capacity of 6.6 million barrels for residual fuels and other black oil terminal services.  The terminal will be able to handle ships with large drafts up to 45 feet.

•
KMP signed a 20-year contract with a major Canadian producer to support the construction of an additional 1.2 million barrels of merchant storage capacity at Trans Mountain pipeline’s Edmonton terminal in Strathcona County, Alberta.  Kinder Morgan previously announced that it had signed definitive commercial agreements to support the construction of 2.4 million barrels of storage at the facility.  The total value of the current expansion now totals $284 million, with all 3.6 million barrels of storage capacity expected to be in service by late 2013.

•
Arch Coal has signed a long-term throughput agreement with KMP that will help support the expansion of certain export coal facilities along the Gulf Coast and East Coast.  Upon completion of the terminal upgrades, and subject to certain rail service agreements, Arch will ship coal at guaranteed minimum volume levels through KMP terminals.  The expansion of KMP’s export facilities along the Gulf Coast and East Coast will provide incremental port capacity for Arch’s growing seaborne coal volumes.

•
KMP signed a five-year agreement with a major international trading company to expand crude oil storage capacity at the Deeprock Terminal in Cushing, Okla., by 750,000 barrels.  Three new tanks with a capacity of 250,000 barrels each are expected to be completed and online in June.  The crude oil joint venture with Deeprock Development currently has a capacity of 1.75 million barrels.

•
KMP announced the completion and startup of a dedicated ethanol pipeline connection between its Linden, N.J., unit train facility and its largest New York Harbor terminal in Carteret, N.J.  The project complements a completed expansion at Carteret that added over 1 million barrels of incremental storage to the facility, which now has a capacity of almost 9 million barrels.  Initially, Kinder Morgan is projecting that an additional 195,000 barrels at Carteret will be employed in ethanol service.

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Kinder Morgan Canada

•
KMP recently announced it will proceed with its proposal to expand the existing Trans Mountain pipeline system.  A diverse group of existing and new shippers submitted 660,000 bpd of binding commercial support during a recently completed open season.  All commitments are for a 20-year term.  When completed, the proposed expansion will increase capacity on Trans Mountain from the existing capacity of 300,000 bpd to 850,000 bpd.  The approximately $5 billion project (which is larger than initially anticipated due to strong binding customer support) will include twinning the existing pipeline within the existing right-of-way, where possible, adding new pump stations along the route, increasing the number of storage tanks at existing facilities and expanding the Westridge Marine Terminal.  Beginning this summer, Kinder Morgan Canada is committed to an 18 to 24 month inclusive, extensive and thorough engagement on all aspects of the project with local communities along the proposed route and marine corridor, including First Nations and Aboriginal groups, environmental organizations and all other interested parties.  The company anticipates filing a facilities application initiating a regulatory review with the National Energy Board (NEB) in 2014.  If the application is approved, construction is currently forecast to commence in 2015 or 2016 with the proposed project operating in 2017.  Preceding the facilities application, the company will file a commercial tolling application to review the company’s proposed commercial structure for the expansion.  This filing, which is anticipated in summer 2012, will seek NEB approval on how the company will charge its customers for transporting their product through the proposed expanded pipeline.

Financings

•
KMP sold common units valued at approximately $124.7 million under its at-the-market program during the first quarter.  KMP issued $1 billion of senior notes in March and repaid $450 million that matured in March.

Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $1.20 distribution ($4.80 annualized) payable on May 15, 2012, to shareholders of record as of April 30, 2012.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 29,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest
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publicly traded pipeline limited partnerships in America, KMP and KMR have an enterprise value of over $40 billion.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Combined, KMI, KMP and KMR constitute the largest midstream energy entity in the United States with an enterprise value of over $65 billion.  For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, April 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

CONTACTS
Larry Pierce	Mindy Mills Thornock
Media Relations	Investor Relations
(713) 369-9407	(713) 369-9490
larry_pierce@kindermorgan.com	mindy_thornock@kindermorgan.com www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, Midcontinent Express, Fayetteville Express, KinderHawk through second quarter 2011, EagleHawk, Eagle
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Ford, Red Cedar and Cypress, our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor, additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
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This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Months Ended March 31,
	2012	2011

Revenues	$1,848	$1,917

Costs, expenses and other
Operating expenses	886	1,089
Depreciation, depletion and amortization	239	215
General and administrative	107	189
Taxes, other than income taxes	50	46
Other expense (income)	-	-
	1,282	1,539
Operating income	566	378

Other income (expense)
Earnings from equity investments	65	47
Amortization of excess cost of equity investments	(2)	(1)
Interest, net	(135)	(128)
Other, net	1	1

Income before income taxes	495	297

Income taxes	(15)	(6)

Income from continuing operations	480	291

Income from discontinued operations	50	50
Loss on remeasurement of discontinued operations to fair value	(322)	-
(Loss) income from discontinued operations	(272)	50

Net income	208	341

Net income attributable to Noncontrolling Interests	(2)	(3)

Net income attributable to KMP	$206	$338

Calculation of Limited Partners’ interest in Net Income (loss) attributable to KMP
Income from continuing operations attributable to KMP	$478	$288
Less: General Partner’s interest	(321)	(280)
Limited Partners’ interest	157	8
Add: Limited Partners’ interest in discontinued operations	(269)	49
Limited Partners’ interest in net income	$(112)	$57

Limited Partners’ net income (loss) per unit
Income from continuing operations	$0.46	$0.03
Income (loss) from discontinued operations	$(0.79)	$0.15
Net income (loss)	$(0.33)	$0.18
Weighted average units outstanding	338	317

Declared distribution / unit	$1.20	$1.14

	Three Months Ended March 31,
	2012	2011
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$176	$180
Natural Gas Pipelines	222	166
CO2	334	262
Terminals	187	174
Kinder Morgan Canada	50	48
	$969	$830

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(In millions except per unit amounts)

	Three Months Ended March 31,
	2012	2011
Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$176	$180
Natural Gas Pipelines (2)	279	223
CO2	337	258
Terminals	187	170
Kinder Morgan Canada	50	48
Total	$1,029	$879

Segment DD&A and amortization of excess investments
Products Pipelines	$29	$27
Natural Gas Pipelines (3)	50	32
CO2	104	103
Terminals	51	47
Kinder Morgan Canada	14	14
Total	$248	$223

Segment earnings contribution
Products Pipelines (1)	$147	$153
Natural Gas Pipelines (1)	229	191
CO2 (1)	233	155
Terminals (1)	136	123
Kinder Morgan Canada (1)	36	34
General and administrative (1) (4)	(108)	(100)
Interest, net (1) (5)	(139)	(132)
Net income before certain items	534	424
Certain items
Loss on remeasurement of discontinued operations to fair value	(322)	-
Allocated non-cash compensation	-	(85)
Acquisition costs (6)	-	(1)
Legal expenses (7)	-	(1)
Mark to market and ineffectiveness of certain hedges (8)	(3)	4
Insurance deductible, casualty losses and reimbursements (9)	-	(2)
Gain (loss) on sale of assets and asset disposition expenses (10)	-	2
Other (11)	(1)	-
Sub-total certain items	(326)	(83)
Net income	$208	$341
Less: General Partner’s interest in net income (12)	(318)	(281)
Less: Noncontrolling Interests in net income	(2)	(3)
Limited Partners’ net income (loss)	$(112)	$57

Net income attributable to KMP before certain items	$528	$419
Less: General Partner’s interest in net income before certain items (12)	(321)	(281)
Limited Partners’ net income before certain items	207	138
Depreciation, depletion and amortization (13)	290	267
Book (cash) taxes - net	9	10
Express & Endeavor contribution	-	3
Sustaining capital expenditures (14)	(44)	(36)
DCF before certain items	$462	$382

Net income / unit before certain items	$0.61	$0.43
DCF / unit before certain items	$1.37	$1.21
Weighted average units outstanding	338	317

____________
Notes ($ million)
(1)	Excludes certain items:
1Q 2011 - CO2 $4, Terminals $4, general and administrative expense $(91)
1Q 2012 - CO2 $(3), general and administrative expense $(1)
(2)	Includes $57 in 1Q 2011 and $57 in 1Q 2012 related to assets classified for GAAP purposes as discontinued operations.
(3)	Includes $7 in 1Q 2011 and $7 in 1Q 2012 of DD&A expense related to assets classified for GAAP purposes as discontinued operations.
(4)	General and administrative expense includes income tax that is not allocable to the segments: 1Q 2011 - $2, 1Q 2012 - $2
(5)	Interest expense excludes interest income that is allocable to the segments: 1Q 2011 - $5, 1Q 2012 - $4
(6)	Acquisition expense items related to closed acquisitions previously capitalized under prior accounting standards.
(7)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures.
(8)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.
(9)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.
(10)	Gain or loss on sale of assets, expenses related to the preparation of assets for sale and, when applicable, the revaluation of remaining interest to fair value.
(11)	Imputed interest on Cochin acquisition, FX gain on Cochin note payable, Terminals severance and overhead credit on certain items capex.
(12)	General Partner’s interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $7 in 1Q 2011 and $6 in 1Q 2012.
(13)
Includes Kinder Morgan Energy Partner’s (KMP) share of Rockies Express (REX), Midcontinent Express (MEP), Fayetteville Express (FEP), KinderHawk (2011), Cypress, EagleHawk, Eagle Ford (2012), and Red Cedar DD&A: 1Q 2011 - $44 and 1Q 2012 - $42

(14)	Includes KMP share of REX, MEP, FEP, Cypress, EagleHawk, Eagle Ford, and Red Cedar sustaining capital expenditures of $1 in 1Q 2011 and $2 in 1Q 2012

Volume Highlights
(Historical pro forma for acquired assets)

	Three Months Ended March 31,
	2012	2011
Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (1)	64.2	65.6
Diesel	24.5	25.2
Jet Fuel	20.8	19.9
Sub-Total Refined Product Volumes - excluding Plantation	109.5	110.7
Plantation (MMBbl)
Gasoline	30.9	30.3
Diesel	9.1	11.4
Jet Fuel	6.1	5.7
Sub-Total Refined Product Volumes - Plantation	46.1	47.4
Total (MMBbl)
Gasoline (1)	95.1	95.9
Diesel	33.6	36.6
Jet Fuel	26.9	25.6
Total Refined Product Volumes	155.6	158.1
NGLs (2)	7.4	6.6
Total Delivery Volumes (MMBbl)	163.0	164.7
Ethanol (MMBbl) (3)	7.3	7.3

Natural Gas Pipelines (4)
Transport Volumes (Bcf)	736.3	707.7
Sales Volumes (Bcf)	212.8	191.2

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.2	1.3
Southwest Colorado Production - Net (Bcf/d) (5)	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (6)	26.9	28.9
Sacroc Oil Production - Net (MBbl/d) (7)	22.4	24.1
Yates Oil Production - Gross (MBbl/d) (6)	21.2	21.9
Yates Oil Production - Net (MBbl/d) (7)	9.4	9.7
Katz Oil Production - Gross (MBbl/d) (6)	1.5	0.2
Katz Oil Production - Net (MBbl/d) (7)	1.3	0.2
NGL Sales Volumes (MBbl/d) (8)	9.0	8.3
Realized Weighted Average Oil Price per Bbl (9) (10)	$90.63	$68.78
Realized Weighted Average NGL Price per Bbl (10)	$61.36	$60.93

Terminals
Liquids Leasable Capacity (MMBbl)	60.3	58.8
Liquids Utilization %	94.7%	94.4%
Bulk Transload Tonnage (MMtons) (11)	24.7	23.3
Ethanol (MMBbl)	17.9	15.7

Trans Mountain (MMbbls - mainline throughput)	24.9	26.7

____________
(1)	Gasoline volumes include ethanol pipeline volumes.
(2)	Includes Cochin and Cypress.
(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above.
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, KMLA, and FEP pipeline volumes.
(5)	Includes McElmo Dome and Doe Canyon sales volumes.
(6)	Represents 100% production from the field.
(7)	Represents KMP’s net share of the production from the field.
(8)	Net to KMP.
(9)	Includes all KMP crude oil properties.
(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.
(11)	Includes KMP’s share of Joint Venture tonnage

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(In millions)

	March 31, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$491	$409
Other current assets (1)	3,359	1,166
Property, plant and equipment, net	14,916	15,596
Investments	1,782	3,346
Goodwill, deferred charges and other assets	3,353	3,586
TOTAL ASSETS	$23,901	$24,103

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$891	$1,638
Other current liabilities (1)	1,415	1,481
Long-term debt	12,156	11,159
Value of interest rate swaps	955	1,079
Other	1,173	1,142
Total liabilities	16,590	16,499

Partners’ capital
Accumulated other comprehensive income (loss)	(42)	3
Other partners’ capital	7,259	7,505
Total KMP partners’ capital	7,217	7,508
Noncontrolling interests	94	96
Total partners’ capital	7,311	7,604
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$23,901	$24,103

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$12,556	$12,388

Segment earnings before DD&A and certain items	$3,957	$3,810
G&A	(395)	(388)
Income Taxes	57	55
EBITDA (2) (3)	$3,619	$3,477

Debt to EBITDA	3.5	3.6
____________
(1)	Includes assets / liabilities held for sale
(2)	EBITDA is last twelve months
(3)	EBITDA includes add back of KMP's share of REX, MEP, FEP, KinderHawk (through 2Q 2011), Cypress, EagleHawk, Eagle Ford (beginning 2012), and Red Cedar DD&A.